Double Eagle Petroleum		Company
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR 3:00 EASTERN TIME RELEASE
Date: September 8, 2010

Double Eagle Petroleum Co. Presenting At Rodman & Renshaw Conference

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that it will be presenting at the Rodman & Renshaw Annual Global Investment Conference in New York September 13-15.

The Company’s presentation at the Conference will take place at 4:30 pm Eastern Time on Tuesday, September 14th and will be followed by a breakout session immediately thereafter. A live web cast of the presentation is expected to be available through the Rodman & Renshaw web site at www.wsw.com/webcast/rrshq18/dble and the presentation will be archived on the Company’s web site.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Exploration potential exists in its Atlantic Rim Niobrara acreage.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us